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                                                                   Exhibit  99.1
[Logo of Terra]
                                                           Terra Industries Inc.
                                                               600 Fourth Street
                                                                   P.O. Box 6000
                                                       Sioux City, IA 51102-6000
                                                       Telephone: (712) 277-1340
                                                         Telefax: (712) 277-7383
                                                         www.terraindustries.com
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                                   NEWS
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For Immediate Release                                    Contact: Mark Rosenbury
                                                                  (712) 279-8756

              TERRA INDUSTRIES ANNOUNCES ACCOUNTING CHANGE FOR 2002

Sioux City, Iowa (January 31, 2002) - Terra Industries Inc. (NYSE symbol: TRA) reported that it has essentially completed the work required to adopt Financial Accounting Standards Board Statement of Financial Accounting Standard ("SFAS") No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 provides that goodwill will be tested for impairment on an annual basis using valuation criteria different than those for accounting standards in effect prior to January 1, 2002. As a result, Terra will write off $206 million of assets that had been classified as "Excess of cost over net assets of acquired businesses" in Terra's December 31, 2001 Statement of Financial Position. This charge will be reported as the cumulative effect of an accounting change in Terra's 2002 first quarter financial statements. Terra anticipates no tax benefit associated with the charge. The historical impact of amortizing this asset was charges of $18.8 million, $18.6 million and $19.3 million for the years ended December 31, 2001, 2000 and 1999, respectively.

Terra Industries Inc., with 2001 revenues of $1 billion, is a leading international producer of nitrogen products and methanol.

Information contained in this news release, other than historical information, may be considered forward looking. Forward-looking information reflects management's current views of future events and financial performance that involve a number of risks and uncertainties. The factors that could cause actual results to differ materially include, but are not limited to, the following: changes in financial markets, general economic conditions within the agricultural industry, competitive factors and price changes (principally selling prices of nitrogen and methanol products and natural gas costs), changes in product mix, changes in the seasonality of demand patterns, changes in weather conditions, changes in governmental regulations and other risks described in the "Factors That Affect Operating Results" section of Terra's current annual report.

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     Note: Terra Industries' news announcements are also available on its web site, www.terraindustries.com, and by fax at no charge by calling 800-758-5804, code 437906.